News Release
FOR IMMEDIATE RELEASE

DATE:	August 13, 2007

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Declares Cash Dividend

Mount Laurel, NJ, August 13, 2007 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, today announced that its Board of Directors has declared a cash dividend of $0.03 per common share. This dividend is payable on August 24, 2007, to shareholders of record as of August 10, 2007.

Sterling Banks, Inc. is a bank holding company headquartered in Mount Laurel Township, Burlington County.  Sterling Banks, Inc. is the parent company of Sterling Bank, a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its eleven other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”.  For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

3100 Route 38, Mount Laurel, New Jersey 08054